CONSULTING AGREEMENT


                                                             AS OF JUNE 17, 1996



Mr. Wayne Newton
6629 South Tecos
Las Vegas, Nevada 89120


Dear Mr. Newton:

            This letter sets forth the arrangements, terms and conditions pursuant to which Wayne Newton or his "Nominee" (the "Consultant") has been retained to serve as a consultant and advisor to Atlantic International Capital, Ltd. (the "Company") for a period of thirty-six (36) months, commencing as of June 1, 1996. The undersigned hereby agree to the following terms and conditions:-

            1. DUTIES AS CONSULTANT: Consultant shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time:

                        (a) INTRODUCTIONS ON THE INTERNET. The Consultant will act as the Internet Casino Spokesman pursuant to which the Consultant would, among other activities, provide audio introductions of the Company's services on the Internet. The form and content of this introduction will be as the Company may reasonably determine, as long as the content is not false advertising.

                        (b) SPOKESPERSON. The Consultant will function generally
            as a spokesperson for the Company. In this capacity, the Consultant may be featured, at the discretion of the Company, in print and media campaigns and may play a role in infomercials produced by the Company. The Consultant would also, at the discretion of the Company, provide other public relations services. Company shall consult with the Consultant prior to the release of any material that contains Consultant's I age or words, and receive prior written approval from Consultant. Consultant shall not reasonably withhold such approval.

                        (c) PERFORMANCES. The Consultant sand the Company will consider the performance by the consultant at properties that may be acquired in the future by the Company. The terms of such performances will be as set forth in a separate agreement between the parties hereto.

      2.     COMPENSATION.

             (a) As compensation for Consultant's services hereunder, the company shall pay to Consultant 5,000 (Five Thousand) shares of Company stock of the Company during each year of the three-year term of this agreement. The shares shall be issued to Consultant at the end of each successive three-month period following the date hereof. The number of shares to be granted is based upon but not more than 9,000,000 shares of common stock of the Company (or its successor) to be outstanding following completion of an anticipated share exchange. Consultant's stock shall be fully transferable and not lettered stock.

             (b) A cash fee will be paid for each activity participated in. A fee proposal will be presented prior to each planned event/activity for acceptance.

             (c) All reasonable out-of-pocket expenses incurred by Consultant in the performance of the services to be rendered hereunder shall be borne by the Company, provided prior authorization is received therefor.


      3. AVAILABLE TIME. Consultant shall make available to the Company, at the request of the Company, up to (ten) hours per month (exclusive of travel time).

      4. RELATIONSHIP. Nothing herein shall constitute Consultant as an employee or agent of the company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever. Company herein states that the business it is engaged in is not illegal. If the business is deemed to be illegal then Consultant shall immediately be released from this contract but shall still be entitled to keep all of the stock.

      5. INDEMNIFICATION. The Company shall pay on behalf of the Consultant and consultant's executors, administrators or assigns, any amount which Consultant is or becomes legally obligated to pay as a result of any claim or claims made against Consultant by reason of the fact of Consultant`s service to the Company pursuant to this Agreement or otherwise based upon his relationship to the Company or because of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by Consultant in Consultant's capacity on behalf of the Company. The payments that the Company will be obligated to make hereunder shall include (without limitation) damages, judgements, settlements, costs and expenses of investigation, costs and expenses of defense of legal actions, claims and proceedings and appeals therefrom, and costs of attachments and similar bonds. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Consultant: (I) for which payment is actually made to Consultant under an insurance policy maintained by the Company, except in respect of any excess beyond the amount of payment under such insurance; (ii) for which Consultant is indemnified by the Company otherside than pursuant to this Agreement; (iii) based upon or attributable to Consultant gaining in fact any personal profit or advantage to which he was not legally entitled; (iv) for an accounting of profits made from the purchase or sale by Consultant or securities of the Company of the Company within the meaning of Section 16(b) of (v) brought about or contributed to by the dishonesty of Consultant. Consultant, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement.

      6. ASSIGNMENT AND TERMINATION. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either the Consultant or the Company nor may this Agreement be terminated by either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

      7. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any actions brought in respect of this Agreement shall be brought in courts in the State of Florida.



VERY TRULY YOURS                           AGREED AND ACCEPTED
ATLANTIC INTERNATIONAL                     WAYNE NEWTON/OR NOMINEE
CAPITAL, LTD.




   /s/ Richard A. Iamunno                   /s/ Wayne Newton
--------------------------                 -------------------------
By:  Richard A. Iamunno                    By: Wayne Newton
     President


Date: 6/20/96                              Date: 6/21/96